                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 3 )

                          Pakistan Investment Fund Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of class of securities)

                                    695844100
                                 (CUSIP number)


Check the following box if a fee is being paid with this statement / / (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).


The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).


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--------------------                                       ---------------------
CUSIP No.  695844100                13G                    Page   2 of  6 Pages
--------------------                                       ---------------------

--------------------------------------------------------------------------------
        1         NAME OF REPORTING PERSONS
                  S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS
                               Morgan Stanley Group Inc.
                               IRS # 13-283-8891
--------------------------------------------------------------------------------
        2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) / /
                                                                       (b) / /
--------------------------------------------------------------------------------

        3         SEC USE ONLY
--------------------------------------------------------------------------------

        4         CITIZENSHIP OR PLACE OF ORGANIZATION
                               The state of organization is Delaware.
--------------------------------------------------------------------------------

    NUMBER OF                  5    SOLE VOTING POWER
      SHARES                                      0
   BENEFICIALLY                -------------------------------------------------
     OWNED BY                  6    SHARED VOTING POWER
       EACH                                  61,275
    REPORTING                  -------------------------------------------------
   PERSON WITH                 7    SOLE DISPOSITIVE POWER

                               -------------------------------------------------
                               8    SHARED DISPOSITIVE POWER
                                           610,322
--------------------------------------------------------------------------------

        9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                610,322
--------------------------------------------------------------------------------

        10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                  SHARES*
--------------------------------------------------------------------------------

        11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                   5.26%
--------------------------------------------------------------------------------

        12        TYPE OF REPORTING PERSON*
                               IA, CO
--------------------------------------------------------------------------------

  *  SEE INSTRUCTIONS BEFORE FILLING OUT  !


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---------------------                                        -------------------
CUSIP No.   695844100              13G                       Page   3 of 6 Pages
---------------------                                        -------------------

 Item  1 (a)                       Name  of  Issuer
 -----------                       ----------------
                                   Pakistan  Investment  Fund  Inc.

 Item  1 (b)                       Address  of  issuer's  principal  executive
 -----------                       offices
                                   -------------------------------------------
                                   1221  Avenue  of  the  Americas
                                   New  York,  New  York  10020

 Item  2 (a)                       Name  of  person  filing
 -----------                       ------------------------

                                   Morgan  Stanley  Group  Inc.


 Item  2 (b)                       Principal  business  office
 -----------                       ---------------------------
                                   1585 Broadway
                                   New  York,  New  York  10036


 Item  2 (c)                       Citizenship
 -----------                       -----------
                                   Incorporated by reference to Item 4 of the cover page.

 Item  2 (d)                       Title  of  class  of  Securities
 -----------                       --------------------------------
                                   Common  Stock

 Item  2 (e)                       Cusip  No.
 -----------                       ----------
                                   695844100

 Item    3                         Morgan  Stanley  Group  Inc.  is (e) an
 ---------                         Investment Adviser registered under section
                                   203 of the Investment Advisers Act of 1940.


 Item    4                         Ownership
 ---------                         ---------
                                   Incorporated  by  reference  to  Items  (5)
                                   - (9)  and  (11)  of  the cover  page.


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-------------------                                            -----------------
CUSIP No. 695844100                     13G                    Page 4 of 6 Pages
-------------------                                            -----------------


Item    5                  Ownership  of  5  Percent  or  Less  of  a  Class
---------                  -------------------------------------------------
                           Inapplicable

Item    6                  Ownership  of  More  than  5  Percent  on  Behalf  of
---------                  Another  Person
                           -----------------------------------------------------

                           Accounts managed on a discretionary basis by wholly-owned subsidiaries of Morgan Stanley Group Inc. are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities. No such account holds more than 5 percent of the class.

Item    7                  Identification and Classification of the Subsidiary
---------                  Which Acquired the Security Being Reported on By the
                           Parent Holding Company
                           -----------------------------------------------------

                           Inapplicable

Item    8                  Identification  and  Classification  of  Members  of
---------                  the  Group
                           ----------------------------------------------------

                           Inapplicable

Item    9                  Notice  of  Dissolution  of  Group
---------                  ----------------------------------
                           Inapplicable

Item    10                 Certification
----------                 -------------

                           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

--------------------                                        --------------------
CUSIP No.  695844100                  13G                   Page   5 of  6 Pages
--------------------                                        --------------------


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


   Date :         February 9, 1996

   Signature :     /s/ Edward J. Johnsen
                  ------------------------------------------------------
   Name / Title : Edward J. Johnsen / Vice-President Morgan Stanley
                  & Co. Incorporated
                  -------------------------------------------------------------
                  MORGAN STANLEY GROUP INC.


                  INDEX  TO  EXHIBITS                                       PAGE
                  -------------------                                       ----
    EXHIBIT  1    Secretary's Certificate Authorizing Edward J. Johnsen       6
                  to Sign on Behalf of Morgan Stanley Group Inc.